0001743745 EX-FILING FEES 0001743745 2025-11-21 2025-11-21 0001743745 1 2025-11-21 2025-11-21 0001743745 2 2025-11-21 2025-11-21 0001743745 3 2025-11-21 2025-11-21 iso4217:USD xbrli:shares iso4217:USD xbrli:shares xbrli:pure

Exhibit 107

Calculation of Filing Fee Table

FORM S-3

(Form Type)

Virax Biolabs Group Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation Rule or Instruction	Amount Registered(1)	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be paid	Equity	Ordinary Shares issuable upon exercise of Pre-Funded Warrants(2)	Rule 457(g)	12,500,000	$0.40	$5,000,000	0.00013810	$690.50
Fees to be paid	Equity	Ordinary Shares issuable upon exercise of Preferred Investment Options(3)	Rule 457(g)	12,500,000	$0.40	$5,000,000	0.00013810	$690.50
Fees to be paid	Equity	Ordinary Shares issuable upon exercise of Placement Agent Warrants(4)	Rule 457(g)	875,000	$0.50	$437,500	0.00013810	$60.42

Fees Previously Paid	-	-	-	-	-	-	-	-
Carry Forward Securities
Carry Forward Securities
	Total Offering Amounts					$10,437,500		$1,441.42
	Total Fees Previously Paid							-
	Total Fee Offsets							$-
	Net Fee Due							$1,441.42

(1)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers any additional ordinary shares that may become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration.

(2)

Pursuant to Rule 457(g) under the Securities Act, the proposed maximum offering price per share is based on $0.40 per share, which represents the lowest average of the high and low prices of the Registrant’s ordinary shares as reported on The Nasdaq Capital Market on December 16, 2025.

(3)	Pursuant to Rule 457(g) under the Securities Act, the proposed maximum offering price per share is based on the exercise price of the Preferred Investment Options, which is $0.40 per share

(4)	Pursuant to Rule 457(g) under the Securities Act, the proposed maximum offering price per share is based on the exercise price of the Placement Agent Warrants, which is $0.50 per share

N/A